Exhibit 99

October 22, 2002

Contact:     Victor M. Perez
Tom Green
 (713) 780-9926

For immediate release

 Trico Marine to Record Valuation Allowance on Deferred
 Tax Assets

HOUSTON, October 22, 2002  -- Trico Marine Services, Inc. (Nasdaq: TMAR) announced today that it will record a non-cash charge of approximately $22.7 million to its third quarter 2002 earnings through the establishment of a valuation allowance against its deferred tax assets.  The valuation allowance is in accordance with generally accepted accounting principles prescribed by Statement of Financial Accounting Standard (SFAS) No. 109 "Accounting for Income Taxes", which requires the assessment of Trico's performance and other relevant factors when determining the need for a valuation allowance.  Factors such as recent losses are given substantially more weight than forecasted future profitability.

After consideration of the relevant factors, management has determined that a valuation allowance on Trico's deferred tax assets is appropriate to reflect the possibility that the tax benefit of Trico's historical operating losses may not ultimately be fully utilized.  Because Trico has had a cumulative operating loss over a three-year period, management and its external auditors have interpreted SFAS No. 109 to require a full valuation allowance.  The valuation allowance does not reflect a change in Trico's outlook, nor does it alter Trico's ability to utilize its net operating loss carry-forwards.  As Trico reestablishes profitable operations, this valuation allowance will be re-evaluated and brought back into the income statement as of and when appropriate under SFAS No. 109.

In addition, the Company announced that it has scheduled a press release and a conference call to discuss its earnings for the third quarter ended September 30, 2002. The press release will be issued before the market opens on Thursday, October 31, 2002, and a conference call will be held at 11:00 a.m. Eastern time.  Interested parties may listen to the call by dialing 973-582-2788 and asking for the Trico Marine Conference.

It is recommended that listeners dial in five to ten minutes before the call begins. A telephonic replay will also be available shortly after the conclusion of the call and will be available until 5:00 pm Thursday, November 7, 2002. To access the replay, dial 973-341-3080 using the pass code 3559298.

Trico Marine provides a broad range of marine support services to the oil and gas industry, primarily in the Gulf of Mexico, the North Sea, Latin America, and West Africa. The services provided by the Company's diversified fleet of vessels include the marine transportation of drilling materials, supplies and crews, and support for the construction, installation, maintenance and removal of offshore facilities. Trico has principal offices in Houma, Louisiana, and Houston, Texas. Visit our website at www.tricomarine.com.

Certain statements in this press release that are not historical fact may be "forward looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such statements. A description of risks and uncertainties attendant to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company's financial results, are included in the Company's Securities and Exchange Commission filings.